Exhibit 10.4
EXECUTION COPY

U.S. $3,000,000,000
5-YEAR REVOLVING CREDIT AGREEMENT
Dated as of March 15, 2006
Among
ORACLE CORPORATION
as the Borrower,
THE LENDERS NAMED HEREIN
as the Initial Lenders
and
WACHOVIA BANK, NATIONAL ASSOCIATION
as Administrative Agent
and
BANK OF AMERICA, N.A.
as Syndication Agent
and
ABN AMRO BANK N.V., BNP PARIBAS,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., New York Branch
MIZUHO CORPORATE BANK, LTD.
and
MORGAN STANLEY BANK
as Documentation Agents

WACHOVIA CAPITAL MARKETS, LLC
and
BANC OF AMERICA SECURITIES LLC
as Joint Lead Arrangers and Joint Bookrunners

i

ii

Schedules

Schedule 1.01	- Mandatory Cost Formulae

Schedule 1A	- List of Applicable Lending Offices

Schedule 2.01	- Commitments

Schedule 6.02(a)	- Existing Liens

Exhibits

Exhibit A	- Form of Promissory Note

Exhibit B	- Form of Notice of Borrowing

Exhibit C	- Form of Assignment and Acceptance

Exhibit D-1	- Form of Opinion of In-House Counsel for the Borrower

Exhibit D-2	- Form of Opinion of Davis Polk & Wardwell, Counsel for the Borrower

iii

5-YEAR REVOLVING CREDIT AGREEMENT
Dated as of March 15, 2006
     Oracle Corporation, a Delaware corporation (the “Borrower”), and the banks, financial institutions, other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, Wachovia Bank, National Association (“Wachovia”) as Administrative Agent (in such capacity, the “Agent”), Bank of America, N.A. (“Bank of America”), as Syndication Agent (in such capacity, the “Syndication Agent”) and ABN Amro Bank, N.V., BNP Paribas, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mizuho Corporate Bank, Ltd. and Morgan Stanley Bank, as documentation agents (in such capacity, the “Documentation Agents”) and Wachovia Capital Markets LLC and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Additional Lender” shall have the meaning set forth in Section 2.05(b).
     “Additional Lender Supplement” shall have the meaning set forth in Section 2.05(b).
     “Additional Permitted Liens” means Liens on the assets of the Borrower or any of its Subsidiaries, not otherwise permitted hereunder, consisting solely of real property interests, cash and cash equivalents and any proceeds thereof; provided that the aggregate value of all assets subject to such Liens shall not exceed $500,000,000 at any time, based upon the book value of such assets determined at the time such Lien attaches.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
     “Advance” means an advance by a Lender to the Borrower as part of a Borrowing under the Commitments and refers to a Base Rate Advance in Dollars or a Eurocurrency Rate Advance in Dollars or in an Alternate Currency (each of which shall be a “Type” of Advance).
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agent” has the meaning specified in the introductory paragraph of this Agreement.

     “Agent’s Account” means an account at Wachovia designated in writing to the Borrower.
     “Agreement” means this Agreement.
     “Agreement Currency” has the meaning specified in Section 9.14.
     “Alternate Currency” means Euros, Pounds Sterling or Yen.
     “Alternate Currency Advances” means at any time all Advances made in an Alternate Currency then outstanding.
     “Alternate Currency Exposure” means, at any time, the outstanding Dollar Amount of all Alternate Currency Advances and L/C Obligations in an Alternate Currency at such time.
     “Alternate Currency Sublimit” means, with respect to all Alternate Currency Exposure under the Commitments, the Dollar Amount of $1,500,000,000 (as such amount may be increased pursuant to Section 2.05).
     “Applicable Facility Fee”, “Applicable Margin” and “Applicable Utilization Fee” means a rate per annum, determined by reference to the Public Debt Rating in effect from time to time as set forth in the grid below:

Public Debt Rating
S&P or		Applicable	Applicable Utilization
Fitch/Moody’s	Applicable Margin	Facility Fee	Fee
Level I	0.125%	0.050%	0.050%
≥ A or A2

Level II	0.140%	0.060%	0.100%
A- or A3

Level III	0.230%	0.070%	0.100%
BBB+ or Baa1

Level IV	0.300%	0.100%	0.100%
BBB or Baa2

Level V	0.475%	0.150%	0.125%
≤ BBB- or Baa3
     For purposes of the foregoing, (i) if both of Moody’s and S&P shall have in effect a rating for the Public Debt Rating, then the Level shall be determined by reference to such Public Debt Ratings and the Public Debt Rating of Fitch shall be disregarded, (ii) if only one of Moody’s and S&P shall have in effect a rating for the Public Debt Rating, then the Level shall be determined by reference to such Public Debt Rating and the Public Debt Rating of Fitch, (iii) if fewer than two of Moody’s, S&P and Fitch shall have in effect a Public Debt Rating, then each rating agency that does not have in effect a Public Debt Rating shall be deemed to have established a rating in Level V; and (iv) if the ratings established or deemed to have been established by Moody’s and S&P (or, subject to the foregoing clauses of this paragraph, Fitch) for the Public Debt Rating shall fall within different Levels, the applicable Level shall be based on the higher of the two ratings unless one of the two ratings is two or more Levels lower than the other, in which case the applicable Level shall be determined by reference to the Level next below that of the higher of the two ratings.
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurocurrency Rate Advance.
     “Applicable Percentage” means at any time and with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment at such time. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
     “Application” means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.
     “Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a Fund, any other Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Agent, in substantially the form of Exhibit C hereto or any other form approved by the Agent.
     “Bank of America” has the meaning specified in the introductory paragraph of this Agreement.
     “Base Rate” means, at any time, the higher of (x) the Prime Rate or (y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.
     “Base Rate Advance” means an Advance in Dollars that bears interest as provided in Section 2.06(a)(i).
     “Bond Issuance” means the issuance in the capital markets by the Borrower, as a co-obligor, of senior notes in an aggregate amount of up to $5,750,000,000 dated January 13, 2006.
     “Borrower” has the meaning specified in the introductory paragraph of this Agreement.

     “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type (or, in the case of Eurocurrency Rate Advances, having the same Interest Period) made by each of the Lenders pursuant to Section 2.01.
     “Business Day” means either:
     (a) for all purposes other than with respect to Alternate Currency Advances, a day of the year on which banks are not required or authorized by law to close in New York City or Charlotte, North Carolina; provided that, if the applicable Business Day relates to any Eurocurrency Rate Advances, “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and on which dealings are carried on in the London interbank market; or
     (b) with respect to Alternate Currency Advances, any day on which banks in London are open for general banking business, including dealings in foreign currency and exchange (including dealing or deposits in the relevant Alternate Currency in the London Interbank market) and (x) with respect to determinations in connection with, and payments of principal and interest on, Advances denominated in Euros, any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (T) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Agent to be a suitable replacement) is open for settlement of payment in Euros and (y) with respect to Alternate Currency Advances denominated in Japanese Yen, any day on which banks in Tokyo, Japan are open for general banking business, including dealings in foreign currency and exchange (including dealing or deposits in Japanese Yen).
     “Calculation Date” means (a) the last calendar day of each month (or, if such day is not a Business Day, the next succeeding Business Day) and (b) at any time when a Default or Event of Default shall have occurred and be continuing, any other Business Day which the Agent may determine in its sole discretion to be a Calculation Date.
     “Capitalization Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio, expressed as a percentage, of (i) Total Consolidated Net Debt of the Borrower and its Subsidiaries on such date to (ii) Total Capitalization of the Borrower and its Subsidiaries on such date.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.
     “Commitment” has the meaning specified in Section 2.01.
     “Commitment Increase” means an increase in the Commitments as set forth in Section 2.05.
     “Commitment Increase Notice” has the meaning specified in Section 2.05.
     “Commitment Increase Supplement” has the meaning set forth in Section 2.05(c).
     “Commitment Period” means the period from and including the Effective Date to the Termination Date.
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Covenant Debt” of any Person means Debt of such Person and its Subsidiaries on such date, as would be shown as debt or indebtedness of such Person on a balance sheet of such Person prepared as of such date in accordance with GAAP, and all guarantees of Debt of other Persons as would be shown as debt or indebtedness of such Person on a balance sheet of such other Persons prepared as of such date in accordance with GAAP, determined on a Consolidated basis.
     “Convert”, “Conversion”, and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08, 2.09 or 2.12.
     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business for which collection proceedings have not been commenced, provided that trade payables for which collection proceedings have commenced shall not be included in the term “Debt” so long as the payment of such trade payables is being contested in good faith and by proper proceedings and for which appropriate reserves are being maintained) to the extent included on the Consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other similar title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) to the extent included on the Consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations of such Person in respect of acceptances, letters of credit with respect to which to such Person is the account party or similar extensions of credit to such Person, (g) the aggregate net obligations of such Person in respect of Hedge Agreements; provided that, for purposes of this clause (g), Debt of the Borrower and its Subsidiaries shall only include net obligations of the Borrower and its Subsidiaries in respect of Hedge Agreements in an aggregate amount in excess of $50,000,000 as set forth on the Consolidated balance sheet of the Borrower and its Subsidiaries, as of the date of determination, in accordance with GAAP, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed, by such Person, or in effect guaranteed by such Person, directly or indirectly, through a written agreement either (1) to pay or purchase such Debt or to Advance or supply funds for the payment or purchase of such Debt or (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. In determining the amount of Debt of any Person of the type referred to in clause (g) or (i) above, the amount thereof shall be equal to the lesser of (i) the amount of the guarantee provided or the fair market value of collateral pledged (as applicable) and (ii) the amount of the underlying Debt of such other Person so guaranteed or secured.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
     “Dollar Amount” means, at any date, (a) with respect to any Advance, Borrowing or L/C Obligation denominated in Dollars, the principal amount thereof (or L/C Obligation Amount, as applicable) then outstanding and (b) with respect to any Alternate Currency Advance, Borrowing or any L/C Obligation in an Alternate Currency, the principal amount thereof then outstanding in the relevant Alternate Currency, converted to Dollars at the Exchange Rate on such date.
     “Dollars” and the sign “$” means the lawful money of the United States of America.
     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule IA hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

     “Effective Date” means the date that all conditions precedent set forth in Section 4.01 shall have been satisfied or waived.
     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $250,000,000; (e) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $250,000,000; (f) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, so long as such bank is acting through a branch or agency located in the United States; (g) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise holding commercial loans in the ordinary course of its business and having a combined capital and surplus of at least $250,000,000 or an Approved Fund thereof and (h) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed and such approval to be deemed to have been given if a response is not received within fifteen Business Days from the date on which request for approval was received by the applicable Person); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
     “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.
     “ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the imposition of a lien under Section 302(f) of ERISA with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that is reasonably expected to result in the termination of, or the appointment of a trustee to administer, a Plan.
     “Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule IA hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Eurocurrency Rate” means the rate per annum determined by the Agent at approximately 11:00 A.M. (London time) on the date which is two Business Days prior to the beginning of the relevant Interest Period (as specified in the applicable Notice of Borrowing) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars or in the relevant Alternate Currency, as the case may be (as set forth by any service selected by the Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the

“Eurocurrency Rate” shall be the interest rate per annum determined by the Agent to be the average of the rates per annum at which deposits in Dollars or in the relevant Alternate Currency, as the case may be, are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Reference Lenders at approximately 11:00 A.M. (London time) on the date which is two Business Days prior to the beginning of such Interest Period. If any of the Reference Lenders shall be unable or shall otherwise fail to supply such rates to the Agent upon its request, the rate of interest shall be determined on the basis of the quotations of the remaining Reference Lender.
     “Eurocurrency Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).
     “Event of Default” has the meaning specified in Section 7.01.
     “Exchange Rate” means, on any day with respect to any two currencies, the rate at which the first such currency may be exchanged into the other such currency, as set forth at approximately 11:00 a.m., London time, on such day on the applicable Reuters World Spot Page. In the event that any such rate does not appear on any Reuters World Spot Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates reasonably selected by the Agent or, at the discretion of the Agent, such Exchange Rate shall instead be the spot rate of Wachovia in a market reasonably selected by Agent where Wachovia customarily conducts foreign currency exchange operations at or about 11:00 a.m., London time, on such day for exchange of such first currency for such other currency.
     “Excluded Taxes” means, with respect to the Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).
     “Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.
     “Fee Letter” means that fee letter dated February 15, 2006 among the Borrower, Wachovia, Bank of America, Wachovia Securities LLC and Banc of America Securities LLC.
     “Fee Payment Date” means (a) the third Business Day following the last day of each March, June, September and December and (B) the last day of the Commitment Period.
     “Fitch” means Fitch Ratings Ltd.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” has the meaning specified in Section 1.03.
     “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Granting Lender” has the meaning specified in Section 9.07(g).
     “Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any environmental law, statute or regulation.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar interest rate or currency exchange rate hedging agreements.
     “Honor Date” has the meaning specified in Section 3.04.

     “Immaterial Subsidiary” means any Subsidiary of the Borrower (determined, solely for purposes of this definition, without regard to the last sentence of the definition thereof), designated by the Borrower in writing to the Agent (a) the assets of which do not exceed 3% of the total Consolidated assets of the Borrower and its Subsidiaries, (b) the net income of which does not exceed 3% of the total Consolidated net income of the Borrower and its Subsidiaries and (c) the revenues of which do not exceed 3% of the total Consolidated revenues of the Borrower and its Subsidiaries, in each case as determined as of, or (as applicable) for the four fiscal quarters most recently ended on, the last day of the most recently ended fiscal quarter of the Borrower and in accordance with GAAP.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning specified in Section 9.04(b).
     “Initial Lenders” has the meaning specified in the introductory paragraph of this Agreement.
     “Intellectual Property” means all trademarks, service marks, trade names, Internet domain names (as defined under 15 U.S.C. § 1127), designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; all inventions (whether patentable or unpatentable and whether or not reduced to practice); patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); Software; “mask works” (as defined under 17 U.S.C. § 901) and any registrations and applications for “mask works”; technology, trade secrets, know-how, processes, formulae, algorithms, models, methodologies, discoveries, improvements, specifications and other proprietary or confidential information; database and data rights; drawings, records, books or other indicia, however evidenced, of the foregoing; rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons; lists or other information relating to customers, competitors, suppliers or any other Person; in each case the right to claims against another Person relating to the Intellectual Property; and in each case owned by the Borrower or any of its Subsidiaries on or after the Effective Date.
     “Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

     (a) the Borrower may not select any Interest Period that ends after the Termination Date;
     (b) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;
     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Issuing Lender” means Wachovia or any affiliate thereof, in its capacity as issuer of any Letter of Credit, or any successor issuer of Letters of Credit hereunder selected in consultation with the Agent and so identified by notice to the Lenders.
     “Judgment Currency” has the meaning specified in Section 9.14.
     “L/C Borrowing” has the meaning specified in Section 3.04.
     “L/C Commitment” means $500,000,000.
     “L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then maximum undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.04.
     “L/C Participants” means the collective reference to all the Lenders other than the Issuing Lender.
     “Lenders” means the Initial Lenders as set forth on Schedule 2.01 and each Person that shall become a party hereto pursuant to Section 9.07.
     “Letters of Credit” has the meaning specified in Section 3.01.
     “Lien” means any lien, security interest or other charge or encumbrance of any kind.

     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.
     “Material Adverse Effect” shall mean the result of one or more events, changes or effects which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (a) the results of operations or financial condition of the Borrower and its Subsidiaries, taken as a whole or (b) the validity or enforceability of this Agreement or the rights, remedies and benefits available to the parties hereunder.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “Non-Consenting Lender” has the meaning specified in Section 9.01.
     “Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.19 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.
     “Notice of Borrowing” has the meaning specified in Section 2.02(a).
     “Offered Increase Amount” has the meaning specified in Section 2.05(a).
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
     “Participant” has the meaning specified Section 9.07(d).
     “Participating Member State” means each state so described in any EMU Legislation.
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “Permitted Liens” means, with respect to any Person, (a) Liens for taxes, assessments and governmental charges and levies to the extent not required to be paid under Section 6.01(b) hereof; (b) pledges or deposits to secure obligations under workers’ compensation, unemployment, insurance and other social security laws or similar legislation; (c) pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which such Person is a party; (d) deposits to secure public or statutory obligations of such Person; (e) materialmen’s, mechanics’, carriers’, workers’, repairmen’s and other like Liens in the ordinary course of business, or deposits to obtain the release of such Liens to the extent such Liens, in the aggregate, would not have a Material Adverse Effect; (f) deposits to secure surety and appeal bonds to which such Person is a party; (g) other pledges or deposits for similar purposes in the ordinary course of business, including pledges and deposits to secure indemnity, performance or other similar bonds and in connection with insurance; (h) Liens created by or resulting from any litigation or legal proceeding which at the time is currently being contested in good faith by appropriate proceedings; (i) leases made, or existing on property acquired, in the ordinary course of business; (j) landlords’ Liens under leases to which such Person is a party; (k) zoning restrictions, easements, licenses, and restrictions on the use of real property or minor irregularities in title thereto, which, with respect to property that is material to the Borrower and its Subsidiaries, taken as a whole, do not materially impair the use of such property in the operation of the business of such Person or the value of such property for the purpose of such business; (l) Liens consisting of leases or subleases and licenses or sublicenses granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, and any interest or title of a lessor or licensor under any lease or license, as applicable; (m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and (n) Liens which constitute a lender’s rights of set-off of a customary nature.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Prime Rate” means the rate of interest per annum announced or established from time to time by Wachovia as its prime rate for dollars loaned in the United States in effect at its principal office in Charlotte, North Carolina. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Wachovia or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
     “Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by any of S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (b) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.
     “Reference Lenders” means initially, Wachovia and Bank of America or, if Wachovia and Bank of America are unable to furnish timely information in accordance with Section 2.08, any other commercial bank of recognized national standing designated by the Agent as constituting a “Reference Lender” hereunder.
     “Register” has the meaning specified in Section 9.07(c).
     “Reimbursement Obligations” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.04 for amounts drawn under Letters of Credit.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal Dollar Amount of the aggregate Revolving Credit Exposure or, if no principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments.
     “Requisite Amount” has the meaning specified in Section 7.01(d).
     “Reset Date” means the second Business Day following each Calculation Date; provided that, in connection with any Calculation Date designated pursuant to clause (b) of the definition thereof, the applicable Reset Date shall be such Calculation Date.
     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding aggregate principal Dollar Amount of such Lender’s Advances and L/C Obligations at such time.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
     “SEC” means the Securities and Exchange Commission.
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) databases and compilations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.
     “SPC” has the meaning specified in Section 9.07(g).
     “Stockholders’ Equity” means, at any date, stockholders’ equity of the Borrower and its Subsidiaries, determined on a Consolidated basis, on such date.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or Controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Notwithstanding the foregoing, references to “Subsidiary” in this Agreement shall not include (i) Miracle Linux Kabushikigaisha (also known as Miracle Linux Corporation), a Japanese Kabushikigaisha or (ii) any other Person that would otherwise be a Subsidiary of the Borrower pursuant to the foregoing portion of this definition and that the Borrower does not directly or indirectly Control; provided that, in the case of any such Person in clause (i) or (ii), such Person is also an Immaterial Subsidiary.
     “Syndication Agent” has the meaning specified in the introductory paragraph of this Agreement.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Termination Date” means, subject to the provisions of Section 2.04, the earlier of March 14, 2011 and the date of termination in whole of the Commitments pursuant to Section 2.04 or 7.01.
     “Total Capitalization” of any Person on any date, means the sum of (i) Total Consolidated Net Debt of such Person on such date and (ii) shareholders’ equity of such Person on such date, determined on a Consolidated basis.

     “Total Consolidated Net Debt” of any Person on any date, means (a) all Covenant Debt of such Person minus (b) cash, cash equivalents and short term investments reflected on the Consolidated balance sheet of the Borrower and its Subsidiaries for such date.
     “Total Consolidated Tangible Assets” means at any date total assets, other than intangible assets, of the Borrower and its Subsidiaries determined on a Consolidated basis as of such date.
     “Unreimbursed Amount” has the meaning given to it in Section 3.04.
     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     “Wachovia” has the meaning specified in the introductory paragraph of this Agreement.
     Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
     Section 1.03. Accounting Terms; Terms Generally. All terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles (“GAAP”), as in effect in the United States from time to time, provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change, occurring after the date hereof, in GAAP or in the application thereof (or if the Agent notifies the Borrower that the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”,

“hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
     Section 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower in Dollars or an Alternate Currency from time to time on any Business Day during the Commitment Period in an aggregate amount that, when added to such Lender’s L/C Obligations then outstanding, will not result in such Lender’s Revolving Credit Exposure exceeding at any time the amount set forth opposite such Lender’s name on Schedule 2.01 hereto or, if such Lender has entered into any Assignment and Acceptance or is an Additional Lender, as set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be reduced or increased pursuant to Section 2.04 or 2.05 (such Lender’s “Commitment”); provided that, with respect to Borrowings made in an Alternate Currency, (i) all such Borrowings shall consist of Eurocurrency Rate Advances and (ii) the aggregate principal amount of any such Borrowings will not result immediately after giving effect to such Borrowing in the Alternate Currency Exposure exceeding the Alternate Currency Sublimit. Each Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 (or comparable amounts determined by the Agent in the case of a Borrowing in an Alternate Currency) in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of this Section 2.01, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.
     Section 2.02. Making the Advances. (a) The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing in Dollars consisting of Eurocurrency Rate Advances, the fourth Business Day prior to the date of the proposed Borrowing in the case of a Borrowing in an Alternate Currency consisting of Eurocurrency Rate Advances or the Business Day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing or by telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) currency of such

Borrowing, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing (v) remittance instructions and (vi) in the case of a Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 9.02.
          (b) With respect to each Borrowing in Alternate Currencies, not later than 11:00 a.m. (New York City time), on the second Business Day preceding the proposed Borrowing, the Agent shall determine the Exchange Rate as of such date and give notice thereof to the Borrower and the Lenders. The Exchange Rate so determined shall become effective on the date of the proposed Borrowing for the purposes of determining the availability of the Commitments under the Alternate Currency Sublimit (it being understood that such availability shall be calculated and determined by applying such Exchange Rate to the aggregate principal amount of Advances and L/C Obligations which are outstanding on such borrowing date).
          (c) With respect to each Borrowing in Dollars at a time when Alternate Currency Advances are outstanding, not later than 11:00 a.m. (New York City time), on the second Business Day preceding the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances, or the Business Day preceding the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, the Agent shall determine the Exchange Rate as of such date and give notice thereof to the Borrower and the Lenders. The Exchange Rate so determined shall become effective on the date of the proposed Borrowing for the purposes of determining the availability under the Commitments (it being understood that such availability shall be calculated and determined by applying such Exchange Rate to the aggregate principal amount of Advances and L/C Obligations which are outstanding on such Borrowing Date).
          (d) Not later than 2:00 p.m., New York City time, on each Calculation Date (so long as any Alternate Currency Advances or Letter of Credit drawings in Alternate Currencies are outstanding), the Agent shall determine the Exchange Rate as of such Calculation Date and give notice thereof to the Borrower and the Lenders. The Exchange Rate so determined shall become effective on the next succeeding Reset Date. If, on any Reset Date, the Revolving Credit Exposure exceeds an amount equal to 105% of the Commitments or the Dollar Amount of the Alternate Currency Advances exceeds and amount equal to 125% of the Alternate Currency Sublimit, then the Borrower shall, within three Business Days after notice thereof from the Agent, prepay Advances in an amount such that, after giving effect thereto, the Revolving Credit Exposure does not exceed the Commitments and the Dollar Amount of the Alternate Currency Advances do not exceed the Alternate Currency Sublimit (such calculation to be made using the Exchange Rate that is effective on such Reset Date); provided that any such prepayment shall be accompanied by accrued interest on the amount prepaid (except in the case of Base Rate Advances) but shall be without premium or penalty of any kind (other than any payments required under sub-section 2.02(g)).
          (e) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurocurrency Rate Advances in a particular currency for any Borrowing if the aggregate obligation of the Lenders to make Eurocurrency Rate Advances in such currency shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) Eurocurrency Rate Advances may not be outstanding at any time as part of more than ten separate Borrowings.
          (f) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article IV, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
          (g) Unless the Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with subsection (a) of this Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then such Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Advances. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Advance included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.
          (h) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

     Section 2.03. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the amount of such Lender’s Commitment in effect from time to time, whether used or unused (or, if any Advances remain outstanding after the Termination Date, on the outstanding principal amount of such Lender’s Advances thereafter), to accrue from the Effective Date, in the case of each Initial Lender, and from the later of the Effective Date and the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender, in the case of each other Lender, in each case, until the Termination Date (or, if later, the date that all Advances have been paid in full), at a rate per annum equal to the Applicable Facility Fee in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December before the Termination Date (or such later date, if any, of payment), commencing with June 2006, and on the Termination Date or, if later, the date that all Advances have been paid in full.
          (b) Utilization Fee. The Borrower agrees to pay the Agent for the account of each Lender a utilization fee on the aggregate amount of such Lender’s Advances and/or L/C Obligations for any day on or after the Effective Date on which the sum of the aggregate outstanding principal amount of Advances and L/C Obligations shall be greater than 50% of the aggregate Commitments at a rate per annum equal to the Applicable Utilization Fee in effect from time to time. The utilization fees, if any, in respect of any fiscal quarter shall be payable in arrears quarterly on the last Business Day of each March, June, September and December before the Termination Date, commencing with June 2006, and on the Termination Date.
          (c) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed in writing between the Borrower and the Agent.
     Section 2.04. Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and provided further that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the sum of the total Revolving Credit Exposures then outstanding and provided further that once terminated, a Commitment may not be reinstated.
     Section 2.05. Commitment Increases. (a) The Borrower shall have the right, at any time and from time to time after the Effective Date, to increase the Commitments and the Alternate Currency Sublimit by a proportionate amount pursuant to this Section 2.05 subject to the restrictions of subsection 2.05(d) below (any such increase (including the proportionate increase in the Alternate Currency Sublimit), a “Commitment Increase”); provided that (i) no Default or Event of Default has occurred and is continuing on the date of the Commitment Increase or shall result from the proposed Commitment Increase and (ii) the representations and warranties contained in Section 5.01 shall be true and correct in all material respects on and as of the date of the

Commitment Increase as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date). In the event that the Borrower wishes to increase the aggregate Commitments at any time, the Borrower shall notify the Agent in writing of the amount (the “Offered Increase Amount”) of such proposed increase (such notice, a “Commitment Increase Notice”); provided, that the aggregate amount of any such initial increase in the Commitment shall be at least $500,000,000, and, any subsequent increases in the Commitments shall be in increments of at least $100,000,000 thereafter. The Borrower shall (x) first, offer the existing Lenders the opportunity to participate in such increase of their Commitments among such existing Lenders to provide the Offered Increase Amount pursuant to subsection 2.05(c), and each Lender shall, within 5 days after receipt of such notice (or such other period as may be specified by the Agent and the Borrower), notify the Agent whether it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its pro rata amount of such requested increase (and any Lender not responding within such time period shall be deemed to have declined to increase its Commitment) and (y) second, to the extent that Commitment increases are not agreed to by existing Lenders under clause (x) (as accepted and allocated by the Agent and the Borrower as they shall agree), offer one or more additional banks, financial institutions or other entities (approved by the Agent, such approval not to be unreasonably withheld) the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to subsection 2.05(b). Each Commitment Increase Notice shall specify which Lenders and/or banks, financial institutions or other entities the Borrower desires to participate in such Commitment Increase. The Borrower or, if requested by the Borrower, the Agent, will notify such Lenders and/or banks, financial institutions or other entities of such offer.
          (b) Any additional bank, financial institution or other entity which the Borrower selects to offer participation in a Commitment Increase and which agrees to provide a commitment in an amount so offered and accepted by it pursuant to subsection 2.05(a)(y) shall execute an Additional Lender Supplement (in substantially the form specified by the Agent, each an “Additional Lender Supplement”) with the Borrower and the Agent, whereupon such bank, financial institution or other entity (herein called an “Additional Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule 2.01 shall be deemed to be amended to add the name and Commitment of such Additional Lender, provided that the Commitment of any such Additional Lender shall be in an amount not less than $50,000,000 or such smaller amount as the Borrower and Agent may otherwise agree.
          (c) Any existing Lender which accepts an offer to increase its Commitment pursuant to subsection 2.05(a)(x) or (y) shall, in each case, execute a Commitment Increase Supplement (in substantially the form specified by the Agent, each a “Commitment Increase Supplement”) with the Borrower and the Agent whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and Schedule 2.01 shall be deemed to be amended to so increase the Commitment of such Lender.

          (d) Notwithstanding anything to the contrary in this Section 2.05, (i) in no event shall any Commitment Increase or transaction effected pursuant to this Section 2.05 cause the aggregate Commitments hereunder to exceed $5,000,000,000 and (ii) no existing Lender shall have any obligation to increase its Commitment unless it agrees to do so in its sole discretion.
          (e) Upon the effectiveness of a Commitment Increase, at the end of the then current Interest Period for each group of Advances as may then be outstanding, the Agent shall allocate among the Lenders (in such multiples as the Agent may deem appropriate) such amount of Advances and as may be then outstanding as are necessary so that, after giving effect to such allocations and any Borrowings on such date of all or any portion of the relevant increase of the Commitment, the principal balance of all outstanding Advances owing to a Lender is equivalent to each such Lender’s Applicable Percentage (after giving effect to any nonratable increase in the Commitment resulting from the exercise of an increase pursuant to this Section 2.05) of the then Revolving Credit Exposure.
If the Commitments are increased in accordance with this Section 2.05, the Agent and the Borrower shall determine the effective date and final allocation of such increase and shall notify the Lenders thereof. No further amendment or other document (other than the Commitment Increase Supplements referred to above) shall be required for such increase to be effective.
     Section 2.06. Repayment of Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances then outstanding.
     Section 2.07. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
          (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods, commencing with June 2006, for the period beginning on the Effective Date and then ended.
          (ii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each Business Day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full plus (z) (in the case of a Eurocurrency Rate Advance of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost (if any).
          (b) Default Interest. The Agent may with the consent, or shall at the direction, of the Required Lenders require that the Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of each overdue Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance, pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 7.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.
     Section 2.08. Interest Rate Determination. (a) Each Reference Lender agrees, if requested by the Agent, to furnish to the Agent timely information for the purpose of determining the Eurocurrency Rate. If any of the Reference Lenders shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Lenders. The Agent shall give prompt notice to the Borrower and the Lenders of the (i) applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Lender for the purpose of determining the interest rate under Section 2.07(a)(ii).
          (b) If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Agent that the Eurocurrency Rate in any currency or currencies for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurocurrency Rate Advance in Dollars (if an affected currency) will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances in the affected currency or currencies shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances (unless repaid) will automatically, on the last day of the then existing Interest Period therefor, continue for a new Interest Period with the same duration as the Interest Period then ending, subject to the definition of “Interest Period”.
          (d) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances in Dollars comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000 such Advances shall automatically Convert into Base Rate Advances.
          (e) Upon the occurrence and during the continuance of any Event of Default under Section 7.01(a), (i) each Eurocurrency Rate Advance in Dollars (unless repaid) will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.
          (f) If fewer than two Reference Lenders determine and furnish timely information to the Agent for determining the Eurocurrency Rate for any Eurocurrency Rate Advances of any currency after the Agent has requested such information:
          (i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances of such currency or currencies,
          (ii) with respect to Eurocurrency Rate Advances in Dollars (if Dollars is one of the affected currencies), each such Advance (unless repaid) will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and
          (iii) the obligation of the Lenders to make Eurocurrency Rate Advances in such affected currency or currencies or to Convert Advances into Eurocurrency Rate Advances in such affected currency or currencies shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
               Section 2.09. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or a portion of all (comprising, in the case of any portion, a ratable portion of the respective Advances of each Lender and in an aggregate amount not less than $10,000,000) Advances of one Type comprising the same Borrowing made to the Borrower into Advances of the other Type; provided, however, any Conversion of Eurocurrency Rate Advances into Base

Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances and any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than $10,000,000. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances (or portions thereof) to be Converted and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.
     Section 2.10. Optional Prepayments of Advances. The Borrower may, upon notice to the Agent not later than 11:00 A.M. (New York City time) on the proposed prepayment date for Base Rate Advances, and upon at least three Business Days’ notice for Eurocurrency Rate Advances, in each case stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay in whole or ratably in part the outstanding principal amount of the Advances comprising part of the same Borrowing made to the Borrower together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 (or comparable amounts determined by the Agent in the case of Alternate Currency) in excess thereof, (y) no partial prepayment of any Borrowing of Alternate Currency Advances shall be made if, after giving effect thereto, the Dollar Amount thereof would be less than $10,000,000 and (z) in the event of any such prepayment of Eurocurrency Rate Advances, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 2.17.
     Section 2.11. Increased Costs; Additional Reserve Requirements. (a) If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except (A) any reserve requirement referred to in clause (e) of this Section 2.11 and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below); (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, Application or any Eurodollar Advance made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.14 and changes in the rate of any Excluded Tax payable by such Lender); (iii) cause the Mandatory Cost, as calculated in accordance with Schedule 1.01, to not represent the cost to any Lender of complying with the requirements of (A) the Bank of England and/or the Financial Services Authority or (B) the European Central Bank in relation to its making, funding or maintaining Loans; or (iv) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Advances made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Advance (or of maintaining its obligation to make any such Advance), issuing or participating in Letters of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then upon request of such Lender the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) If any Lender determines that any Change in Law affecting such Lender or the Applicable Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender or its obligations hereunder or under or in respect of any Letter of Credit, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
          (e) The Borrower shall pay to each Lender, so long as such Lender shall be required to maintain reserves (including, without limitation, reserves in respect of Eurocurrency Liabilities) with respect to Eurocurrency Rate Advances made in Dollars, additional interest on the unpaid principal amount of any such Eurocurrency Rate Advance equal to the actual costs of such reserves allocated to such Advance by such Lender (as determined by such Lender in good faith), which shall be due and payable on each date on which interest is payable on such Advance, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant interest payment date, such additional interest costs shall be due and payable 10 days from receipt of such notice.
     Section 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority having relevant jurisdiction asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances of any currency or to fund or maintain Eurocurrency Rate Advances hereunder of any currency, (i) each Eurocurrency Rate Advance will Convert into a Base Rate Advance either (x) on the last day of the then current Interest Period applicable to such Eurocurrency Rate Advance if such Lender may lawfully maintain and fund such Eurocurrency Rate Advance to such date, or (y) immediately and automatically if such Lender shall determine that it may not lawfully maintain and fund such Eurocurrency Rate Advance to such date; and (ii) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
     Section 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars (or, in the case of currency Advances in an Alternate Currency, such Alternate Currency) to the Agent at the Agent’s Account (or, in the case of Reimbursement Obligations to the Issuing Lender at the Issuing Lender’s account in same day funds, without set-off, counterclaim or deduction, in each case as expressly provided herein. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees or utilization fees ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 2.17) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.
          (b) All computations of interest based on the Base Rate (except when calculated by reference to the Federal Funds Effective Rate) shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Effective Rate and of facility fees and utilization fees shall be made by the Agent on the basis of a year of 360 days (other than calculations in connection with Pounds Sterling which shall be calculated on the basis of a year of 365/366 days, as the case may be), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, facility fees or utilization fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent error in the calculation of such interest rate.
          (c) Except as otherwise set forth herein, whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, facility fee or utilization fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
     Section 2.14. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Agent and each Lender within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) paid by the Agent or such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
          (f) If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

     Section 2.15. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.11, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Advances hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement and the related Notes to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have paid to the Agent the assignment fee specified in Section 9.07, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.17) from such Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter, and (iv) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     Section 2.16. Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations of the Borrower hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, to the end that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     Section 2.17. Compensation for Breakage Costs. If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment, prepayment or Conversion pursuant to this Agreement or acceleration of the maturity of the Advances pursuant to Section 7.01 (other than pursuant to Section 2.02(d)), Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
     Section 2.18. Use of Proceeds. The proceeds of the Advances and the Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds) in order to “back-stop” commercial paper, for working capital purposes and for other general corporate purposes, provided that such proceeds shall not be used in any manner that would result in violation of Regulation U or X, issued by the Board of Governors of the Federal Reserve System, as now and from time to time hereafter in effect.
     Section 2.19. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

          (b) The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type and currency of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by the Agent, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.
          (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
ARTICLE III
LETTERS OF CREDIT
     Section 3.01. L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.04(b), agrees to issue standby letters of credit under the Commitments and the Alternate Currency Sublimit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the Dollar Amount of all L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars or the relevant Alternate Currency, (ii) be a standby letter of credit issued to support obligations of the Borrower, which are of a type for which Borrowings under the Commitments and/or the Alternate Currency Sublimit would be available and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
          (b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable law.

     Section 3.02. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than five Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
     Section 3.03. Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Advances during the Commitment Period, shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.08% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date, as agreed to in the Fee Letter among the Borrower and the Issuing Bank.
          (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
     Section 3.04. Reimbursement Obligation of the Borrower; L/C Borrowings. (a) If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars or the relevant Alternate Currency and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.07(a)(ii) and (y) thereafter, Section 2.07(b).

          (b) (i) If the Borrower fails to so reimburse the Issuing Lender by such time, the Agent shall promptly notify each L/C Participant of the date of such drawing (the “Honor Date”), the amount of the unreimbursed drawing (expressed in Dollars or the Dollar Amount thereof in the case of a Letter of Credit denominated in an Alternate Currency) (the “Unreimbursed Amount”), and the amount of such L/C Participant’s pro rata percentage (in accordance with its Applicable Percentage) thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Advances (an “L/C Borrowing”), to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Advances, but subject to the amount of the unutilized portion of the aggregate Commitments and the conditions set forth in 2.01 and Section 4.02 (other than the delivery of a Notice of Borrowing, and provided that, in any event, the Borrower’s failure to reimburse the Unreimbursed Amount shall itself not be deemed to be a Default or Event of Default). Any notice given by the Issuing Lender or the Agent pursuant to this Section may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
          (ii) Each L/C Participant shall upon any notice pursuant to subsection (b)(i) above make funds available to the Agent for the account of the Issuing Lender, in Dollars, at the Agent’s Office for Dollar-denominated payments in an amount equal to its pro rata share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, each L/C Participant that so makes funds available shall be deemed to have made a Base Rate Advance to the Borrower in such amount. The Agent shall remit the funds so received to the Issuing Lender in Dollars.
          (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Advances because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate set out in Section 2.07(b). In such event, each L/C Participant’s payment to the Agent for the account of the Issuing Lender pursuant to Section 3.04(b)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an Advance from such L/C Participant in satisfaction of its participation obligation under this Section 3.04.
          (iv) Until each L/C Participant funds its advance pursuant to this Section 3.04(b) to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such L/C Participant’s pro rata percentage (in accordance with its Applicable Percentage) of such amount shall be solely for the account of the Issuing Lender.

     Section 3.05. L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Applicable Percentage (or proportionate percentage under the Alternate Currency Sublimit in the case of Letter of Credit drawings in an Alternate Currency) in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit and becomes an L/C Borrowing in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Applicable Percentage (or proportionate percentage under the Alternate Currency Sublimit in the case of Letter of Credit drawings in an Alternate Currency) of such L/C Borrowing. Each L/C Participant’s obligation to make such Advances as part of an L/C Borrowing shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other loan document by the Borrower or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     Section 3.06. Obligations Absolute. The Borrower’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.04 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions that have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

     Section 3.07. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
     Section 3.08. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
ARTICLE IV
CONDITIONS TO LENDING
     Section 4.01. Conditions Precedent to Effective Date. The Effective Date shall occur upon the satisfaction of the following conditions precedent:
          (a) Since May 31, 2005 there shall not have occurred and be continuing any Material Adverse Effect.
          (b) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders in their reasonable discretion) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.
          (c) The Borrower shall have paid all reasonable invoiced fees and out-of-pocket expenses of the Agent and the Lenders (including the reasonable invoiced fees and expenses of counsel to the Agent required by this Agreement), to the extent invoices therefor have been received at least one Business Day before such Effective Date.
          (d) On the Effective Date, the following statements shall be true and the Agent shall have received on behalf of the Lenders a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:
          (i) The representations and warranties contained in Section 5.01 are true and correct on and as of the Effective Date, and
          (ii) No event has occurred and is continuing that constitutes a Default.

          (e) The Agent shall have received satisfactory evidence that the $3,000,000,000 364-Day Revolving Credit Facility, dated March 18, 2005 shall have been terminated and all amounts thereunder shall have been paid in full.
          (f) The Agent shall have received on or before the Effective Date the following, each dated the Effective Date, in form and substance satisfactory to the Agent:
        (i) A Note to the order of each Lender (if any) that has requested one pursuant to Section 2.19.
        (ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving the transactions contemplated by this Agreement and the execution and delivery of this Agreement and the Notes, if any, to be delivered by the Borrower, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.
        (iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes, if any, to be delivered by the Borrower and the other documents to be delivered hereunder.
        (iv) A favorable opinion of (i) in-house counsel for the Borrower in the form of Exhibit D-1 and (ii) Davis Polk & Wardwell, counsel for the Borrower, in the form of Exhibit D-2.
        (v) A certificate of an Authorized Representative dated the Effective Date demonstrating compliance with the financial covenants contained in Section 6.02 as of the end of the fiscal quarter most recently ended prior to the Effective Date for which financial statements have been delivered to the Lenders pursuant to Section 6.01(g); provided that such certificate shall also incorporate capitalization as of November 30, 2005, as adjusted after giving effect to the Bond Issuance.
               Section 4.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing or the Issuing Lender to issue a Letter of Credit shall be subject to the conditions precedent (without limitation of the conditions precedent to the Effective Date set forth in Section 4.01) that on the date of such Borrowing or issuance the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance of a Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):
                    (a) the representations and warranties contained in Section 5.01 made by the Borrower (other than the representations and warranties contained in clauses

(f)(i) and (g) of Section 5.01) are true and correct in all material respects on and as of the date of such Borrowing or issuance before and after giving effect to such issuance or Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent that any such representation or warranty relates to a specific earlier date in which case it was true as of such earlier date), and
          (b) no event has occurred and is continuing, or would result from such Borrowing, issuance or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default.
     Section 4.03. Determinations Under Section 4.01. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. The Agent shall promptly notify the Lenders and the Borrower of the anticipated Effective Date. The Agent shall notify all parties promptly of the occurrence of the Effective Date, which notice shall be conclusive once given.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     Section 5.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
          (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.
          (b) The execution, delivery and performance by the Borrower of this Agreement and the Notes, if any, to be delivered by it, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws (or other equivalent organizational documents), (ii) applicable law or (iii) any contract or instrument binding on the Borrower or any of its properties or assets that is material to the Borrower and its Subsidiaries, taken as a whole.
          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes, if any, to be delivered by it.
          (d) This Agreement has been, and each of the Notes, if any, to be delivered by the Borrower when delivered hereunder will have been, duly executed and delivered by the Borrower. Assuming that this Agreement has been duly executed by the Agent and each of the Initial Lenders, this Agreement is, and each of the Notes of the Borrower when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.
          (e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at May 31, 2005, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by the opinion(s) of one or more firms of independent certified public accountants of recognized national standing, as filed with the Securities and Exchange Commission on Form 10-K with respect to its year ended May 31, 2005, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at November 30, 2005, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the six months then ended, as filed with the Securities and Exchange Commission on Form 10-Q with respect to its fiscal quarter ended November 30, 2005, fairly present, subject, in the case of said balance sheet at November 30, 2005, and said statements of income and cash flows for the six months then ended, to absence of footnotes and to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied.
          (f) There is no pending or (to the knowledge of the Borrower) threatened action, investigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that is initiated by any Person other than a Lender in its capacity as a Lender (i) that is reasonably likely to have a Material Adverse Effect or (ii) that purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.
          (g) Since May 31, 2005, there has not occurred any Material Adverse Effect which is continuing.
          (h) None of the Borrower or any of its Subsidiaries is an Investment Company, as such term is defined in the Investment Company Act of 1940, as amended.
          (i) No part of the proceeds of any Advances or Letters of Credit will be used in any manner that would result in a violation of Regulation U or X, issued by the Board of Governors of the Federal Reserve System, as in effect at any time this representation is made or deemed made.
          (j) The proceeds of the Advances and the Letters of Credit shall be used by the Borrower in accordance with the provisions of Section 2.18.

          (k) No report, financial statement or other written information furnished by or on behalf of the Borrower to the Agent or any Lender pursuant to subsection 6.01(i) (as modified or supplemented by any other information provided to the Agent or any Lender) contains or will contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were, are or will be made, not misleading, except to the extent that the facts (whether misstated or omitted) do not result in a Material Adverse Effect; provided that with respect to any projected financial information, the Borrower represents only that such information has been (or will be) prepared in good faith based on assumptions believed to be reasonable at the time.
          (l) The Borrower is in compliance with all material provisions of ERISA, except to the extent that all failures to be in compliance could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (m) The claims of the Agent and the Lenders against the Borrower under this Agreement rank at least pari passu with the claims of all its unsecured creditors, save those whose claims are preferred solely by the laws of general application having effect in relation to bankruptcy, insolvency, liquidation or other similar events.
          (n) The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns that are material to the Borrower and its Subsidiaries, taken as a whole, which are required to be filed and have paid all United States federal taxes and all other taxes that are material to the Borrower and its Subsidiaries, taken as a whole, in each case, that are due pursuant to said returns or pursuant to any material assessment received by the Borrower or any of its Subsidiaries, except in respect of such taxes, if any, as are being contested in good faith and by proper proceedings and to which appropriate reserves are being maintained.
ARTICLE VI
COVENANTS OF THE BORROWER
     Section 6.01. Affirmative Covenants. So long as any Advance shall remain unpaid, any L/C Obligation remains outstanding or any Lender shall have any Commitment hereunder the Borrower will (and shall cause each of its Subsidiaries to):
          (a) Compliance with Laws, Etc. Comply in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act) except where the failure to so comply would not have a Material Adverse Effect.
          (b) Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that none of the Borrower or any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and the aggregate of such Liens would have a Material Adverse Effect.
          (c) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 6.02(b) and provided further that none of the Borrower and its Subsidiaries shall be required to preserve any right or franchise, and no Subsidiary shall be required to preserve and maintain its corporate existence, if the senior management of the Borrower or of such Subsidiary (or any Person authorized by the Borrower or such Subsidiary) shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof is not disadvantageous in any material respect to the Borrower and its Subsidiaries, taken as a whole.
          (d) Visitation Rights. During normal business hours and upon not less than five days’ notice, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of (excluding any confidential information), and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with the appropriate representatives of the Borrower and together with the appropriate representatives of the Borrower’s independent certified public accountants, provided, however, that examination of the records of the Borrower and any of its Subsidiaries shall occur only at times when an Advance or Advances shall be outstanding to the Borrower and provided, further, that the Agent and the Lenders may make copies of and abstracts from the records and books of account only at times when an Event of Default has occurred and is continuing.
          (e) Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each Subsidiary in accordance with generally accepted accounting principles in effect from time to time.
          (f) Transactions with Affiliates. Conduct all transactions otherwise permitted under this Agreement with any of its Affiliates (other than the Borrower and its Subsidiaries) on terms that are fair and reasonable and no less favorable to the Borrower or its Subsidiaries than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate except where the failure to do so, in the aggregate, would not have a Material Adverse Effect.
          (g) Reporting Requirements. Furnish to the Lenders:
         (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower (or such shorter period as required by the SEC), the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, treasurer or controller of the Borrower as having been prepared in accordance with GAAP;
     (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower (or such shorter period as required by the SEC), a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by the opinion(s) of Ernst & Young LLP or one or more other firms of independent certified public accountants of nationally recognized standing reasonably acceptable to the Agent;
     (iii) concurrently with subsections (g)(i) and (g)(ii) of this Section 6.01, a certificate of the chief financial officer, treasurer or controller of the Borrower certifying that to the best of his or her knowledge no Event of Default is continuing at such date or specifying any Event of Default that is continuing at such date and specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto
     (iv) as soon as possible and in any event within five Business Days after a Board-appointed officer of the Borrower becomes aware of the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer, treasurer or controller of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
     (v) promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Borrower sends to any of its security holders, and copies of all reports on Form 8-K that the Borrower files with the SEC) (other than reports on Form 8-K filed solely for the purpose of incorporating exhibits into a registration statement previously filed with the SEC);
     (vi) prompt notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 5.01(f); and

     (vii) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.
          Reports required to be delivered pursuant to clauses (i), (ii) and (iv) above for the Borrower shall be deemed to have been delivered on the date on which the Borrower posts such reports on the Borrower’s website on the Internet at the website address listed for the Borrower on the signature pages hereof or when such report is posted on the SEC’s website at www.sec.gov and such posting shall be deemed to satisfy the reporting requirements of clauses (i), (ii) and (v) above; provided that the Borrower shall deliver paper copies of the reports referred to in clauses (i), (ii) and (iv) above to the Agent or any Lender who requests the Borrower to deliver such paper copies until written notice to cease delivering paper copies is given by the Agent or such Lender and provided further, that in every instance the Borrower shall provide paper copies of the certificate required by clauses (iii) and (v) above to the Agent and each of the Lenders until such time as the Agent shall have provided the Borrower written notice otherwise.
          (h) Use of Proceeds. Use the proceeds of the Advances and the Letters of Credit in accordance with the provisions of Section 2.18.
           Section 6.02. Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit remains outstanding or any Lender shall have any Commitment hereunder:
          (a) Liens, Etc. None of the Borrower or any of its Subsidiaries will create or suffer to exist any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or on any of the income or profits therefrom unless it shall have made effective provision whereby the Advances shall be secured by such Lien equally and ratably with any and all obligations and Debt so secured so long as such obligations and Debt are so secured; provided that nothing in this Section 6.02 shall be construed to prevent or restrict the following:
        (i) Permitted Liens,
        (ii) purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition or conditional sales or other similar title retention agreements with respect to property hereafter acquired or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired and any improvements thereto or proceeds thereof, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,
     (iii) the Liens existing on the Effective Date and described on Schedule 6.02(a) hereto,
     (iv) Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Borrower or any other Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any Subsidiary of the Borrower; provided that (A) to the extent such Liens were created at a time when such Person was a Subsidiary or an Affiliate of the Borrower, such Liens attach solely to the properties or assets subject to such Liens immediately prior to such merger, consolidation or acquisition and (B) any such Liens that were created during the period immediately prior to such merger, consolidation or acquisition were not created in contemplation of the merger, consolidation or acquisition.
     (v) Liens to secure Debt issued by the Borrower in connection with a consolidation or merger of the Borrower with or into any of its Affiliates in exchange for or otherwise in substitution for long-term senior secured Debt of such Affiliate (without increase in the amount or extension of the final maturity date of the Debt of such Affiliate),
     (vi) Liens on margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System),
     (vii) the replacement, extension or renewal of any Lien permitted by clauses (iii) and (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount) of the Debt secured thereby,
     (viii) Liens to secure intercompany Debt obligations among Borrower and its Subsidiaries,
     (ix) Additional Permitted Liens,
     (x) Liens arising from any receivables financing accounted for under GAAP as a sale by the Borrower or any of its Subsidiaries to a Person other than the Borrower or any of its Subsidiaries, provided that (a) such financing shall be limited recourse or non-recourse to the Borrower and its Subsidiaries except to the extent customary for such transactions, and (b) such Liens do not encumber any assets other than the receivables being financed, the property securing or otherwise relating to such receivables, and the proceeds thereof, and

     (xi) Liens, not otherwise subject to any of clauses (i) through (x) above, on assets, other than Intellectual Property, granted to secure Debt or other obligations in an aggregate principal amount that, together with any Covenant Debt of a Subsidiary of the Borrower outstanding pursuant to Section 6.02(d)(iii), shall not exceed the amount specified in Section 6.02(d)(iii).
          (b) Mergers, Etc. The Borrower will not merge or consolidate with or into, and will not, and will not permit its Subsidiaries to, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole (whether now owned or hereafter acquired) to, any Person, except that (i) any Person may merge with or into the Borrower in a transaction in which the Borrower is the survivor; (ii) any Subsidiary of the Borrower may dispose of assets to any other Subsidiary of the Borrower; (iii) any Subsidiary of the Borrower may dispose of assets to the Borrower; (iv) the Borrower may merge into any of its Subsidiaries for the purpose of effecting a change in its state of incorporation from Delaware to any other state in the United States if (A) such Subsidiary is incorporated in such other state solely for the purposes of such merger and, immediately prior to the effectiveness of such merger, has positive stockholders’ equity, and (B) such merger would not reasonably be expected to result in a Material Adverse Effect; (v) any Subsidiary or group of Subsidiaries of the Borrower may dispose of assets to Persons other than the Borrower and its Subsidiaries, so long as, after giving effect to such transaction, such Subsidiary or Subsidiaries, taken as a consolidated whole, has not disposed of, in one transaction or a series of related transactions, more than 10% of the Consolidated assets of the Borrower and its Subsidiaries, taken as a whole and (vi) any Person may sell margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).
          (c) Financial Covenant. The Borrower shall not permit the Capitalization Ratio to exceed 45%.
          (d) Subsidiary Indebtedness. The Borrower will not permit any of its Subsidiaries to incur or permit to remain outstanding any Covenant Debt other than (i) Debt of a Subsidiary outstanding on the Effective Date and refinancings, refundings, renewals or extensions thereof, (ii) Debt owed to the Borrower or another Subsidiary of the Borrower and (iii) Covenant Debt not referenced in clauses (i) and (ii) above in an aggregate outstanding principal amount that, together with any Debt or other obligations secured by Liens referred to in Section 6.02(a)(xi), shall not exceed the greater of (x) $1,500,000,000 and (y) 25% of Stockholders’ Equity determined at such time.
ARTICLE VII
EVENTS OF DEFAULT
     Section 7.01. Events of Default. If any of the following events (“Event of Default”) shall occur and be continuing with respect to the Borrower or any of its Subsidiaries:

          (a) The Borrower shall fail to pay any principal of any Advance or L/C Obligation when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or L/C Obligation within three Business Days after the same becomes due and payable; or the Borrower shall fail to pay any fees payable hereunder within ten Business Days after the same become due and payable; or the Borrower shall fail to pay any other amount payable under this Agreement or any Note within ten Business Days after receipt by the Borrower of written demand therefor; or
          (b) Any representation or warranty made or deemed made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or
          (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 6.01(c),(f),(g)(iii),(g)(iv), (g)(vi) or (h) or 6.02, (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 6.01(g) (other than clauses (iv) and (vi) thereof) if such failure shall remain unremedied for fifteen (15) Business Days after written notice thereof shall have been given to the Borrower by the Agent or any Lender or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or
          (d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or, in the case of Hedge Agreements, net amount, of at least $200,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be) (the “Requisite Amount”), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the later of five (5) Business Days and the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any such Debt aggregating the Requisite Amount shall be declared due and payable or any other breach or default with respect to any other material term shall occur or shall exist under any agreement or instrument relating to any such Debt aggregating the Requisite Amount and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such breach or default is to accelerate the maturity of such Debt; or any such Debt aggregating the Requisite Amount shall be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, in each case prior to the stated maturity thereof where the cause of such prepayment, redemption, purchase or defeasance is the occurrence of an event or condition that is premised on a material adverse deterioration of the financial condition, results of operations or properties of the Borrower or such Subsidiary; provided that with respect to Debt aggregating the Requisite Amount of the types described in clauses (h) or (i) of the definition of “Debt” and to the extent such Debt relates to the obligations of any Person other than a Subsidiary, no Event of Default shall occur so long as the payment of such Debt is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; or
          (e) The Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall generally not pay its respective debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall take any corporate action to authorize any of the actions set forth in this subsection (e) under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or
          (f) Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) and such judgment shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days and enforcement proceedings shall have been commenced by any creditor upon such judgment or order; provided, however, that any such judgment or order shall not be an Event of Default under this Section 7.01(f) if and for so long as and to the extent that (i) the amount of such judgment or order is covered (subject to standard deductibles) by a valid and binding policy of insurance between the defendant and the insurer or insurers covering payment thereof, (ii) such insurer shall be rated, or, if more than one insurer, at least 90% of such insurers as measured by the amount of risk insured shall be rated, at least “A-” by A.M. Best Company or its successor or its successors and (iii) such insurer(s) has been notified of, and has not refused to defend the claim made for payment of, the amount of such judgment or order; or
          (g) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing more than 50% of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to twenty-four (24) consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason (other than solely as a result of (A) death or disability or (B) voluntary retirement or resignation of any individual in the ordinary course and not for reasons related to an actual or proposed change of control of the Borrower) to constitute a majority of the board of directors of the Borrower; or
          (h) The Borrower or its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability that would have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or
          (i) This Agreement ceases to be in full force and effect or shall be declared null and void or the Borrower shall contest the validity or enforceability of this Agreement in writing or deny in writing that it has any further liability, including with respect to future Advances by Lenders, under this Agreement;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to the Borrower to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all or a portion of the Advances (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), all interest thereon and all other amounts payable under this Agreement by the Borrower to be forthwith due and payable, whereupon such Advances (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), all such interest and all such other amounts shall become and be forthwith due and payable by the Borrower, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the U.S. Bankruptcy Code, (A) the obligation of each Lender to make Advances to the Borrower or issue Letters of Credit shall automatically be terminated and (B) the Advances (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), all such interest and all such other amounts shall automatically become and be due and payable by the Borrower without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other loan documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).
ARTICLE VIII
THE AGENT
     Section 8.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints Wachovia as its agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
     Section 8.02. Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
     Section 8.03. Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Agent (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the relevant Lenders as shall be necessary under the circumstances as provided in Section 9.01), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any applicable law, and (c) shall not, except as expressly set forth herein have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.01) or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice thereof is given to the Agent by the Borrower or a Lender. The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
     Section 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting to an Internet or intranet website or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 8.05. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
     Section 8.06. Resignation of Agent. The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above, provided that if the Agent shall notify the Borrower and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and (2) all payments, communications and determinations provided to be made by, to or through the

Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
     Section 8.07. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Note or any related agreement or any document furnished hereunder or thereunder.
     Section 8.08. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Joint Bookrunners, Syndication Agent or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Agent or a Lender hereunder.
ARTICLE IX
MISCELLANEOUS
     Section 9.01. Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (A) waive any of the conditions specified in Section 4.01, (B) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Exposure or the number of Lenders that shall be required for the Lenders or any of them to take any action hereunder (except pursuant to Section 2.05), or (C) amend this Section 9.01; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each

Lender that has a Commitment or has or is owed obligations under this Agreement or the Notes that is or are modified by such amendment, waiver or consent, (A) increase the Commitment of such Lender or subject such Lender to any additional obligations (except pursuant to Section 2.05), (B) reduce the principal of, or interest on, the Advances or L/C Borrowings made by such Lender or any fees or other amounts payable hereunder to such Lender, (C) postpone any date fixed for any payment of interest on the Advances or L/C Borrowings made by such Lender or any fees or other amounts payable hereunder to such Lender, (D) extend the Termination Date or (E) amend or waive the application of Section 2.16. No amendment, modification or waiver of any provision of Article III shall be effective without the written consent of the Issuing Lender.
Each Lender grants (x) to the Agent the right to purchase all (but not less than all) of such Lender’s Commitments and Revolving Credit Exposure (including all or a portion of the L/C Obligations at the time) owing to it and the Notes held by it and all of its rights and obligations hereunder, and (y) to the Borrower the right to cause an assignment of all (but not less than all) of such Lender’s Commitments and Advances owing to it, its participations in the Notes held by it and all of its rights and obligations hereunder to Eligible Assignees, which right may be exercised by the Agent or the Borrower, as the case may be, if such Lender (a “Non-Consenting Lender”) refuses to execute any amendment, waiver or consent which requires the written consent of all or all affected Lenders under clause (i) or (ii) in paragraph (a) above or, alternatively, is unable to execute and/or deliver such amendment, waiver or consent which requires the written consent of all or all affected Lenders under clause (i) or (ii) in paragraph (a) above within the time period specified by the Agent, the Required Lenders and the Borrower and to which the Required Lenders, and the Borrower have otherwise agreed; provided that such Non-Consenting Lender shall receive, in connection with such assignments, payment equal to the aggregate amount of outstanding Advances owed to such Lender (together with all accrued and unpaid interest, fees and other amounts owed to such Lender, including any amounts under Section 2.17). Each Lender agrees that if the Agent or the Borrower, as the case may be, exercises their option hereunder, it shall promptly execute and deliver all agreements and documentation reasonably necessary to effectuate such assignment, without recourse, as set forth in Section 9.07 at the Borrower’s expense. If the Borrower has requested that a Lender execute such agreement or documentation and the Non-Consenting Lender does not comply with the request within two Business Days after such request is made to execute and deliver such assignment, then the Borrower shall be entitled (but not obligated) to execute and deliver such agreement and documentation on such Non-Consenting Lender’s behalf and any such agreement and/or documentation so executed by the Borrower (in substantially the form of Exhibit C hereto) shall be effective for purposes of effectuating an assignment pursuant to Section 9.07; provided, all amounts due and owing to the Non-Consenting Lender have been paid and the Borrower shall not be permitted to add any obligations or liabilities to such Non-Consenting Lender.
     Section 9.02. Notices; Effectiveness; Electronic Consent.(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows: (i) if to the Borrower, to it at Oracle Corporation, 500 Oracle Parkway, Redwood Shores, CA 94065, Attention of the Treasurer (Telecopier No. (650) 633-0171; Telephone No. (650) 506-4118), with a copy to the General Counsel at Oracle Corporation (Telecopier No. (650) 506-7114; Telephone No. (650) 506-5500); (ii) if to the Agent, to Wachovia at 301 South College Street, Charlotte, North Carolina 28288, Attention: Mark Felker (Telecopier No. (704) 383-7611; Telephone No. (704) 374-7074), with a copy to Syndications (Telecopier No. (704) 383-3612; Telephone No. (704) 383-4131; and (iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when receipt thereof is confirmed electronically (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2.02 if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor. Electronic mail and Internet and intranet websites may be used by the Agent to distribute communications, such as financial statements and other information as provided in this Agreement, and to distribute documents for execution by the parties thereto, and the Agent shall not be responsible for any losses, costs, expenses and liabilities that may arise by reason of the use thereof, except for its own gross negligence or willful misconduct. The Agent and the Lenders shall be entitled to rely and act in good faith upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower.

          (c) Any party hereto may change its address or telecopier number or email address for notices and other communications hereunder by notice to the other parties hereto.
     Section 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     Section 9.04. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Agent (and reasonable, documented fees and time charges for attorneys who may be employees of the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Agent or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for the Agent or any Lender (and reasonable and documented fees and time charges for attorneys who may be employees of the Agent), in connection with the enforcement or protection of its rights in connection with this Agreement and the Notes, including its rights under this Section 9.04, or in connection with the Advances made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.
          (b) The Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (and reasonable fees and time charges for attorneys who may be employees of the Agent or any Lender), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Action related in any way to the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by the Borrower, any of its shareholders or creditors, an Indemnitee or any other Person, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or to the extent that, in any action brought by the Borrower, the Borrower prevails.
          (c) To the extent that the Borrower fails to pay any amount required under paragraph (a) or (b) of this Section 9.04 to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.02(h).
          (d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby or thereby.
          (e) All amounts due under this Section 9.04 shall be payable promptly after written demand therefor.
          (f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
     Section 9.05. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including other rights of setoff) which such Lender or their respective Affiliates may have. Each Lender agrees promptly to notify the Borrower and the Agent after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     Section 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 9.07. Assignments and Participations. (a) No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 9.07, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 9.07 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 9.07 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 9.07 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Revolving Credit Exposure at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Advances and L/C Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advance of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, in the case of an Advance or Letter of Credit in an Alternate Currency, an appropriate corresponding amount as shall be consented to by the Agent (such consent not to be unreasonably withheld)), unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed and such approval to be deemed to have been given if a response is not received within fifteen Business Days from the date on which request for approval was received by the applicable Person); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance, L/C Obligation or the Commitment assigned; (iii) any assignment must be approved with the prior written consent of (A) the Agent and (B) the Borrower (each such approval not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing; (iv) the parties to each assignment shall (1) electronically execute and deliver to the Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Agent or (2) manually execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds; and (v) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire and if required, applicable tax forms.
     Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section 9.07, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.11, 2.14 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.07.
          (c) The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.07 and any written consent to such assignment required by paragraph (b) of this Section 9.07, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or Revolving Credit Exposure owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to (A) reducing the principal of, or interest on, the Advances made by such Lender or any fees or other amounts payable hereunder to such Lender, (B) postponing any date fixed for any payment of interest on the Advances made by such Lender or any fees or other amounts payable hereunder to such Lender that affects such Participant or (c) extending the Termination Date. Subject to paragraph (e) of this Section 9.07, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.07. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.
          (e) A Participant shall not be entitled to receive any greater payment under Sections 2.11 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.
          (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and the Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under this Agreement and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under this Agreement and the Notes even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
          (g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance, (ii) if an SPC elects not to exercise such option or otherwise fails to provided all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.07, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Agent and without paying any processing fee therefore, assign all or a portion of its interests in any Advances to the Granting Lender or to any financial institutions (consented to by the Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.07 may not be amended without the written consent of each SPC that holds any loans at the time of the proposed amendment.
          (h) Notwithstanding the foregoing to the contrary, the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender and the Agent.
     Section 9.08. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

     Section 9.09. Counterparts; Integration; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.
          (b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     Section 9.10. Jurisdiction, Etc. (a) The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York City and of the United States District Court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or the Notes or in any shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the Notes against the Borrower or its properties in the courts of any jurisdiction.
          (b) The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or the Notes in any court referred to in paragraph (a) of this Section 9.10. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
     Section 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE NOTES BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 9.12. Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates’ and their respective partners, directors, officers, employees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under the Notes or any action or proceeding relating to this Agreement or the Notes or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section 9.12, “Information” means all information received from (or on behalf of) the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Notwithstanding anything herein to the contrary, the Agent and each Lender (and each employee, representative, or other agent of the Agent and each Lender) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or such Lender relating to such tax treatment and tax structure, except that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction contemplated hereby as well as other Information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transaction contemplated hereby. For this purpose, the tax treatment of the transaction contemplated hereby is the purported or claimed U.S. federal or state income tax treatment of the transaction contemplated hereby and the tax structure of the transaction contemplated hereby is any fact that may be relevant to understanding the purported or claimed U.S. federal or state income tax treatment of the transaction contemplated hereby.
     Section 9.13. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.
     Section 9.14. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Agent or the Lenders hereunder or under the other loan documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in the Judgment Currency, the Agent may in accordance with its normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or other Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent in such currency, the Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ORACLE CORPORATION
By	/s/ Eric R. Ball
	Name:	Eric. R. Ball
Title: Vice President and Treasurer

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender
By	/s/ Mark B. Felker
	Name:	Mark B. Felker
Title: Managing Director

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender
By	/s/ Aileen B. Supena
	Name:	Aileen B. Supena
Title: Vice President

SCHEDULE 1.01
MANDATORY COST FORMULAE
1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with the requirements of the European Central Bank.
2.	On the first day of each Interest Period (or as soon as practicable thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.
3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by such Lender in its notice to the Agent as the cost (expressed as a percentage of such Lender’s participation in all Advances made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Advances made from that Lending Office.
4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Agent as follows:
    E x 0.01  per cent per annum
300
Where:
“E” is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Lenders to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
a.	“Special Deposits” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

b.	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits; and

c.	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).
6.	If requested by the Agent or the Borrower, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent and the Borrower, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the tariff base (as calculated pursuant to the Fees Rules) of such Lender.
7.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:
a.	its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

b.	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.
8.	The percentages or rates of charge of each Lender for the purpose of “E” above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Rules are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as such Lender’s Lending Office.
9.	The Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.
10.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each

Lender based on the information provided by each Lender pursuant to paragraphs 3, 6 and 7 above.
11.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.
12.	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 2
COMMITMENTS

Wachovia Bank, National Association, as Administrative Agent and as a Lender	$262,500,000

Bank of America, N.A., as Syndication Agent and as a Lender	$262,500,000

ABN AMRO Bank N.V., as Documentation Agent and as a Lender	$200,000,000

BNP Paribas, as Documentation Agent and as a Lender	$200,000,000

The Bank of Tokyo-Mitsubishi, Ltd., New York Branch, as Documentation Agent and as a Lender	$200,000,000

Mizuho Corporate Bank, Ltd., as Documentation Agent and as a Lender	$200,000,000

Morgan Stanley Bank, as Documentation Agent and as a Lender	$200,000,000

Citibank, N.A., as Managing Agent and as a Lender	$150,000,000

HSBC Bank USA, National Association, as Managing Agent and as a Lender	$150,000,000

JPMorgan Chase Bank, N.A., as Managing Agent and as a Lender	$150,000,000

Lehman Brothers Bank, FSB, as Managing Agent and as a Lender	$150,000,000

Merrill Lynch Bank USA, as Managing Agent and as a Lender	$150,000,000

Wells Fargo Bank, National Association, as Managing Agent and as a Lender	$150,000,000

Bank of Montreal/Harris Nesbitt, as a Lender	$100,000,000

Credit Suisse, New York branch, as a Lender	$100,000,000

Societe Generale, as a Lender	$100,000,000

Royal Bank of Canada, as a Lender	$100,000,000

Bank of New York, as a Lender	$75,000,000

U.S. Bank, National Association, as a Lender	$50,000,000

Banca di Roma SpA, as a Lender	$50,000,000

Total	$3,000,000,000

EXHIBIT A
FORM OF PROMISSORY NOTE
Dated:                     , 2006
     FOR VALUE RECEIVED, the undersigned, ORACLE CORPORATION, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the 5-Year Revolving Credit Agreement dated as of March [15], 2006 (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among the Borrower and the Lender and certain other lenders parties thereto, Bank of America, as Syndication Agent, ABN Amro Bank, N.V., BNP Paribas, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mizuho Corporate Bank, Ltd. and Morgan Stanley Bank, as Documentation Agents, Wachovia Bank, National Association (“Wachovia”), as Administrative Agent (in such capacity, the “Agent”), and Wachovia Capital Markets, LLC and Banc of America Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, outstanding on the Termination Date.
     The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
     Both principal and interest are payable in the currency in which such Advance is denominated to Wachovia, as the Agent, at 301 South College Street, Charlotte, North Carolina 28288, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
     This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

ORACLE CORPORATION
By:
Name:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

		Amount of	Unpaid
	Amount of	Principal Paid	Principal	Notation Made
Date	Advance	or Prepaid	Balance	By

2

EXHIBIT B - FORM OF NOTICE OF
BORROWING
Wachovia Bank, National Association,
as Agent for the Lenders
party to the Credit Agreement
referred to below
301 South College Street
Charlotte, North Carolina 28288
                    , 200[_]
     Attention:
Ladies and Gentlemen:
          The undersigned, Oracle Corporation, refers to the 5-Year Revolving Credit Agreement, dated as of March 15, 2006 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders party thereto, Bank of America, as Syndication Agent, ABN Amro Bank, N.V., BNP Paribas, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mizuho Corporate Bank, Ltd. and Morgan Stanley Bank, as Documentation Agents, Wachovia Bank, National Association (“Wachovia”), as Administrative Agent, and Wachovia Capital Markets, LLC and Banc of America Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
          (i) The Business Day of the Proposed Borrowing is                     , ___.
          (ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].
          (iii) The currency of the Proposed Borrowing is [Dollars][Yen][Euros][Pounds Sterling].
          (iv) The aggregate amount of the Proposed Borrowing is [$                    ].
          (v) [Insert remittance instructions]
          [(vi) The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is [days] [month[s]].]
          The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:

          (A) the representations and warranties contained in Section 5.01 of the Credit Agreement made by the undersigned (other than the representations and warranties contained in clauses (f)(i) and(g) of Section 5.01) are correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent that any such representation or warranty relates to a specific earlier date in which case it was true as of such earlier date); and
          (B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours, ORACLE CORPORATION
By:
Name:
Title:

2

EXHIBIT C –FORM OF
ASSIGNMENT AND ACCEPTANCE
Assignment and Acceptance
     This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the commitment identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.
1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower: Oracle Corporation
4. Administrative Agent: Wachovia Bank, National Association, as the Administrative Agent under the Credit Agreement
5. Credit Agreement: The 5-Year Revolving Credit Agreement dated as of March 15, 2006 among Oracle Corporation, as Borrower, the Lenders parties thereto, Bank of America, as Syndication Agent, ABN Amro Bank, N.V., BNP Paribas, The Bank of Tokyo-Mitsubishi UFJ,

[1]	Select as applicable.

Ltd., Mizuho Corporate Bank, Ltd. and Morgan Stanley Bank, as Documentation Agents, Wachovia Bank, National Association (“Wachovia”), as Administrative Agent, and Wachovia Capital Markets, LLC and Banc of America Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners.
6. Assigned Interest:

	Aggregate Amount of	Amount of	Percentage
	Commitment/Loans	Commitment/Loans	Assigned of
Commitment	for all Lenders[3]	Assigned[2]	Commitment/Loans[3]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%
[7. Trade Date:                     ]4
Effective Date:                     , 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2

     The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:

[Consented to and][5] Accepted:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

By
Name:
Title:

[Consented to:][6]

ORACLE CORPORATION

By
Name:
Title:

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

3

ANNEX 1 to Assignment and Acceptance
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01(g) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement is required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.